Exhibit 23.1

ERNST & YOUNG ET AUTRES Commissaire aux Comptes Membres de la Compagnie de Versailles 41, rue Ybry 92576 Neuilly-sur-Seine Cedex France	DELOITTE & ASSOCIES Commissaire aux Comptes Membres de la Compagnie de Versailles 185, avenue Charles de Gaulle BP 136 92203 Neuilly-sur-Seine Cedex France

Consent of Independent Registered Public Accounting Firms

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, for 120,000 ordinary shares, (nominal value Euro 2 per share) pertaining to the Suez "Spring 2007 Plan," of our report dated April 5, 2006 (except for notes 40.1, 42, 43 and 44 as to which the date is June 26, 2006), included in Suez's Annual Report on Form 20-F/A for the year ended December 31, 2005, File No. 1-15232, filed on February 1, 2007. This report expresses an unqualified opinion and includes two explanatory paragraphs relating to 1) Suez' change in the method of accounting for financial instruments in 2005 as discussed in Notes 1 and 2.4 of the consolidated financial statements; and 2) that International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America, as presented in Notes 42, 43 and 44 of the consolidated financial statements.

ERNST & YOUNG ET AUTRES /s/ Pascal MACIOCE /s/ Nicole MAURIN Pascal MACIOCE Nicole MAURIN	DELOITTE & ASSOCIES /s/ Jean-Paul PICARD /s/ Pascal PINCEMIN Jean-Paul PICARD Pascal PINCEMIN

Neuilly-sur-Seine, France

May 22, 2007